UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	March 29, 2004
TRUE RELIGION APPAREL, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-72802	98-0352633
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
201 East Arena Street, El Segundo, California 90245
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code		310.615.1978
N/A
(Former name or former address, if changed from last report)

Item 5. Other Events and Regulation FD Disclosure.

Our wholly owned subsidiary, Guru Denim Inc., has signed a Factoring and Security Agreement (the "Agreement") with FCC, LLC, a Florida limited liability company doing business in California as First Capital Western Region, LLC. Under this Agreement, we have offered to sell to First Capital all of our subsidiary's accounts receivable that result from the sale of goods or the performance of service, on a credit approved basis or, where credit approval is not forthcoming, on a full recourse basis.

The purchase price of the accounts receivable will be the net invoice amount of the accounts receivable purchased by First Capital, less First Capital's factoring commission of 0.75%. In addition, First Capital will establish a reserve account, from which it may in its sole discretion grant to us from time to time an advance calculated pursuant to a formula contained in the Factoring Agreement.

We are required to pay interest on money remitted, paid, advanced or otherwise charged to our account by First Capital, at a rate of 4% per annum or 1% above First Capital's prime rate. We are also required to pay to First Capital a factoring commission equal to 0.75% of the gross invoice amount of each account receivable, subject to a minimum commission of $3.00 per invoice or credit memo, and a minimum factoring commission per month of $2,000.

Item 7. Financial Statements and Exhibits.

Factoring and Security Agreement dated March 25, 2004 between FCC, LLC, a Florida limited liability company doing business in California as First Capital Western Region, LLC and Guru Denim, Inc., a wholly owned subsidiary of True Religion Apparel, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE RELIGION APPAREL, INC.

/s/ Jeffrey Lubell
Jeffrey Lubell
President and Chief Executive Officer

Date: March 29, 2004